Exhibit 4.7

AMENDMENT AGREEMENT to the Simple Credit Agreement dated as of May 16, 2006 (the "Agreement"), by and among Grupo Radio Centro, S.A. de C.V. and GE Capital CEF Mexico, S. de R.L. de C.V., and Banco Imbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa, in accordance with the following antecedents, declarations and clauses:

ANTECEDENTES

SOLE ARTICLE. On May 16, 2006, Grupo Radio Centro, S.A. de C.V. (the "Borrower"), GE Capital CEF Mexico, S. de R.L. de C.V. and Banco Inbursa, S.A., Institución de Banca Multiple, Grupo Financiero Inbursa (the "Creditors"), executed a Simple Credit Agreement (the "Credit Agreement") by virtue of which, among other agreements, the Creditors are obliged to make available to the Borrower the equivalent in Pesos, Mexican Currency, of the amount of $ 21,000,000.00 dollars, amount the Borrower is to make use of in no more than two draw-downs that are to be made no later than May 16, 2008.

The terms appearing with the first letter capitalized that are not defined in this Agreement, shall be defined in the Credit Agreement.

DECLARATIONS

I. The parties to this Agreement, through their legal representatives, declare that:

(a)	They reciprocally recognize and accept the capacity with which they execute this Agreement as well as the scope of the authorities and powers of their representatives.

(b)	The Credit Agreement is effective as of the date of the this Agreement

(c)	It is in their interests to execute this Agreement for the purpose of amending certain terms and conditions set forth in the Credit Agreement.

Based on the Antecedents and Declarations aforementioned, the parties are obliged in accordance with the following:

CLAUSES

ONE. Amendments.

1.1 The parties agree to amend the first paragraph of the second clause regarding the credit made available to the Borrower, with regards to the deadline to draw-down said credit to prolong this for one term of 30 days and be written as indicated next:

"SECOND.- DRAW-DOWN.- … and (ii) the Draw-downs shall occur no later than June 16, 2008…"

SECOND. Term. No Novation. The parties agree that the Credit Agreement, as it has been amended specifically by this Agreement, remains in full force and effect. All the provisions established in the Credit Agreement that have not been expressly amended through the execution of this Agreement shall remain in full force.

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]

The parties of this Agreement acknowledge and agree that the amendment described herein does not constitute a novation of the obligations contained in the Credit Agreement.

TERCERA. Headings. The headings that are used in this Agreement are only to facilitate reference thereto and are not to be used to interpret any provision of this agreement.

CUARTA. Governing Law and Jurisdiction. The parties agree that the laws of Mexico will govern for the interpretation and compliance of this Agreement, and irrevocably submit to the competent courts of jurisdiction of Mexico City, Federal District, to know of any controversy that may arise with respect to the interpretation or execution of this Agreement, for which purpose the parties waive any other present of future address that may correspond to them for any other reason.

IN WITNESS WHEREOF, the parties execute this Agreement on May 15, 2008, in Mexico City, Federal District.

THE BORROWER

Grupo Radio Centro, S.A. de C.V.

/s/ María Esther Aguirre Gómez	/s/ Ana María Aguirre Gómez
By: María Esther Aguirre Gómez Position: Legal Representative	By: Ana María Aguirre Gómez Position: Legal Representative

/s/ María Adriana Aguirre Gómez	/s/ Carlos de Jesús Aguirre Gómez
By: María Adriana Aguirre Gómez Position: Legal Representative	By: Carlos de Jesús Aguirre Gómez Position: Legal Representative

THE CREDITORS

/s/ Ricardo Garza Autrey	/s/ Guillermo René Caballero Padilla
By: Ricardo Garza Autrey Position: Legal Representative GE Capital CEF México, S. de R.L. de C.V.	By: Guillermo René Caballero Padilla Position: Legal Representative Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa

[4 sets of initials]
[stamp:] LEGAL, INBURSA [initials]